UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant     [  ]

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[ ] Preliminary Proxy Statement.

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[x] Definitive Proxy Statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to §240.14a-12

CONTANGO ORE, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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CONTANGO ORE, INC.

3700 Buffalo Speedway, Suite 925

Houston, Texas 77098

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 NOVEMBER 11, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Contango ORE, Inc., which will be held virtually on Thursday, November 11, 2021  at 11:00 a.m., Central Time.

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on November 11, 2021

Via Live Webcast at https://meetnow.global/MZJUMJX

In accordance with rules issued by the Securities and Exchange Commission, you may access the Notice of Annual Meeting of Stockholders, our 2021 Proxy Statement and our Annual Report at http://www.contangoore.com

At the Annual Meeting you will be asked to vote on the following matters:

(1)	To elect our Board of Directors to serve until the annual meeting of stockholders in 2022;
(2)	To ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2022;
(3)	To conduct a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;
(4)	To approve the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3; and
(5)	To conduct any other business that is properly raised at the Annual Meeting or any adjournment thereof.

In light of the coronavirus (or COVID-19) outbreak, and for the health and well-being of our stockholders, employees and directors, this year’s Annual Meeting will be conducted as a virtual meeting of stockholders, which will be held exclusively online via the Internet as a virtual web conference.

Stockholders who owned shares of Contango ORE, Inc.’s common stock, par value $0.01 per share, at the close of business on September 27, 2021 are entitled to receive notice of and to attend and vote at the Annual Meeting via live webcast online at https://meetnow.global/MZJUMJX. Stockholders will need their 15-digit control number provided on their proxy card or voting instructions form to vote while attending the meeting online. Stockholders who attend the virtual meeting with their 15-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 15-digit control number, you must contact your brokerage firm, bank, or other financial institution for instructions to access the Annual Meeting. If you do not have your 15-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote or otherwise.

As a stockholder of Contango ORE, Inc., you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)  You may sign and return the enclosed proxy card in the accompanying envelope;

(2)  You may vote over the Internet at the address shown on your proxy card; or

(3)  You may vote by telephone using the phone number shown on your proxy card.

Whether or not you plan to attend the Annual Meeting virtually, please date, sign and return the enclosed proxy card promptly or vote over the telephone or Internet. A postage-paid return envelope is enclosed for your convenience. If you decide to attend the Annual Meeting, you can revoke your proxy and vote virtually. If you have any questions, please contact us through our website at www.contangoore.com, call us at (713) 877-1311, or write us at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098.

By order of the Board of Directors,

/s/ Brad Juneau
Brad Juneau

Executive Chairman and Director

Houston, Texas
October 4, 2021

CONTANGO ORE, INC.

3700 Buffalo Speedway, Suite 925

Houston, Texas 77098

_____________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 11, 2021

____________________

To our Stockholders:

The Board of Directors (the “Board”) of Contango ORE, Inc., a Delaware corporation (the “Company” or “CORE”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, November 11, 2021 at 11:00 a.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

In light of the coronavirus (or COVID-19) outbreak, and for the health and well-being of our stockholders, employees and directors, this year’s Annual Meeting will be conducted as a virtual meeting of stockholders, which will be held exclusively online via the Internet as a virtual web conference. You will be able to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit your questions online during the Annual Meeting by visiting https://meetnow.global/MZJUMJX. There will not be a physical meeting location, and you will not be able to attend the Annual Meeting in person. We intend to return to an in-person annual meeting format in 2022, if circumstances permit.

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on November 11, 2021

Via Live Webcast at https://meetnow.global/MZJUMJX

In accordance with rules issued by the Securities and Exchange Commission, you may access the Notice of Annual Meeting of Stockholders, our 2021 Proxy Statement and our Annual Report at http://www.contangoore.com

At the Annual Meeting you will be asked to vote on the following matters:

(1)	To elect members of our Board of Directors to serve until the annual meeting of stockholders in 2022 (“Proposal 1”);
(2)	To ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2022 (“Proposal 2”);
(3)	To conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 3”);
(4)	To approve the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3 (“Proposal 4”); and
(5)	To conduct any other business that is properly raised at the Annual Meeting or any adjournment thereof.

Stockholders who owned shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on September 27, 2021 are entitled to receive notice of and to attend and vote at the Annual Meeting via live webcast online at https://meetnow.global/MZJUMJX. Stockholders will need their 15-digit control number provided on their proxy card or voting instructions form to vote while attending the meeting online. Stockholders who attend the virtual meeting with their 15-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 15-digit control number, you must contact your brokerage firm, bank, or other financial institution for instructions to access the Annual Meeting. If you do not have your 15-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote or otherwise.

As a stockholder of the Company, you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)  You may sign and return the enclosed proxy card in the accompanying envelope;

(2)  You may vote over the Internet at the address shown on your proxy card; or

(3)  You may vote by telephone using the phone number shown on your proxy card.

We are distributing this Proxy Statement to you on or about  October 8, 2021, together with the accompanying proxy card and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the SEC on August 31, 2021 (the “Annual Report”).

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the proxy card and return it promptly in the return envelope provided, or you may vote over the telephone or Internet by following the instructions on the proxy card or other enclosed proxy material.

QUESTIONS AND ANSWERS

The Annual Meeting.

1.	Q:	Who is asking for my proxy?

A:

Your proxy is being solicited by our Board for use at our Annual Meeting. Our directors, officers or executives may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail. If our directors, officers or executives solicit proxies, they will not be specially compensated. The Company will pay all costs and expenses of this proxy solicitation.

2.	Q.	What are stockholders being asked to vote on?

	A:	At our Annual Meeting, stockholders will be asked to vote:

•	to elect the members of our Board to serve until the annual meeting of stockholders in 2022;

•	to ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2022;

•	to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

•	to approve the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3; and

•	on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

3.	Q.	Who is entitled to vote?

A:

Holders of record of issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), who owned such shares at the close of business on September 27, 2021 (the “Record Date”), may vote at the meeting.  As of the Record Date, the Company had outstanding 6,685,746 shares of Common Stock.

4.	Q:	How many shares may vote at the Annual Meeting?

	A:	Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

5.	Q:	How do I vote my shares?

A:

A proxy card is included with the proxy materials being sent to you. The proxy card allows you to specify how you want your shares voted as to each proposal listed. The proxy card provides space for you to:

▪	Vote for, or withhold authority to vote for, each nominee for director;

▪	Vote for or against, or abstain from voting on, the ratification of the appointment of Moss Adams LLP as independent public accountants for the fiscal year ending June 30, 2022;

▪	Vote for or against, or abstain from voting on, the approval, on a non-binding advisory basis, of the compensation of our named executive officers;

▪	Vote for or against, or abstain from voting on, the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3.

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. The persons named as proxy on the proxy card are Brad Juneau, the Company’s Executive Chairman and Director, and Rick Van Nieuwenhuyse, the Company's President and Chief Executive Officer and Director. Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Juneau’s and Mr. Van Nieuwenhuyse's names and inserting the name of another person to act as his or her proxy. In such a case, the stockholder would be required to sign the proxy card and deliver it to the person named as his or her proxy, and that person would be required to be present and vote at the Annual Meeting. Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Juneau, or Mr. Van Nieuwenhuyse, each named as proxy, will vote the shares represented at the Annual Meeting and any adjournment thereof as follows:

▪	FOR the election of each nominee for director;

▪	FOR the ratification of the appointment of Moss Adams LLP as independent public accountants for the fiscal year ending June 30, 2022;

▪	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▪	FOR the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3; and

▪	At the discretion of Mr. Juneau or Mr. Van Nieuwenhuyse, as proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

6.	Q:	How does the Board recommend I vote?

	A:	The Board unanimously recommends that you vote:

▪	FOR the election of each nominee for director;

▪	FOR the ratification of the appointment of Moss Adams LLP as independent public accountants for the fiscal year ending June 30, 2022;

▪	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▪	FOR the grant of discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1-3.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the close of business on the Record Date, 6,685,746 shares of Common Stock were issued and outstanding, approximately 23.5% of which were owned and entitled to be voted by CORE’s executive officers and directors.

7.	Q:	What vote is required?

A:

Election of directors requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  All other proposals at the Annual Meeting require the affirmative vote of a majority of the shares present in person or represented by proxy entitled to vote thereon.

8.	Q:	What is a “quorum”?

A:

Presence at the Annual Meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast by all record holders of Common Stock will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

9.	Q:	What is the effect of an abstention or a broker non-vote?

A:

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” any proposal or director candidate and will not affect the outcome of the election of directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders as a vote against any matter other than the election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

10.	Q:	What does it mean if I receive more than one proxy card?

	A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

11.	Q:	Can I revoke my proxy?

A:

You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date. You also may attend the Annual Meeting and revoke your proxy by voting your shares at the virtual Annual Meeting.

12.	Q:	How will the Company solicit proxies?

A:

Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and executives of the Company without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

13.	Q:	How can a stockholder communicate with the Company’s directors?

A:

The Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact any member (or all members) of the Board or the independent directors as a group, any committee of our Board or any chair of any such committee by mail to c/o Corporate Secretary, Contango ORE, Inc., 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, or by e-mail to info@contangoore.com. Correspondence may be addressed to any individual director by name, to the independent directors as a group or to any chair of any committee either by name or title. Mail will not be opened but will be forwarded to the chairman of the requested committee or, if no committee is designated, to the Chairman of the Audit Committee, or the named independent director.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the next annual stockholders meeting or until their successors are duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Your proxy will be voted for the election of the five nominees named below unless you give instructions to the contrary. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director. Five directors are to be elected at the Annual Meeting. All nominees are current directors standing for reelection to the Board.  If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Directors of the Company hold office until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal.  Each nominee other than Mr. Van Nieuwenhuyse and Mr. Juneau is an independent director.

On September 15, 2010, the Company’s Board established a Nominating Committee to recommend nominees for director to the Board and to ensure that such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines. Additionally, the Nominating Committee reviews the qualifications of existing Board members before they are nominated for re-election to the Board. Once nominees are selected, the Board determines which nominees are presented to the Company’s stockholders for final approval.  Each nominee below has been recommended by the Nominating Committee.

The Board will also consider nominees recommended by stockholders. The Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Moreover, the notice must include such nominee’s written consent to be named in the Company’s Proxy Statement and to serve if elected. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our Corporate Governance Guidelines and (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder. Minimum qualifications include extensive business experience, a solid understanding of financial statements and a reputation for integrity.

Name	Age	Position	Director Since
Brad Juneau	61	Chairman and Director	2012
Rick Van Nieuwenhuyse	65	President, Chief Executive Officer, and Director	2020
Joseph S. Compofelice	72	Director	2010
Joseph G. Greenberg	60	Director	2010
Richard A. Shortz	76	Director	2016

Brad Juneau. Mr. Juneau is co-founder of the Company and has served as a director of the Company since August 2012.  He served as President and Chief Executive Officer of the Company from August 2012 when the Company’s co-founder, Mr. Kenneth R. Peak, received a medical leave of absence, until January 5, 2020 when he was succeeded by Mr. Van Nieuwenhuyse.  Mr. Juneau has served as Chairman of the Board since April 2013, and was appointed as Executive Chairman of the Board effective January 6, 2020. Mr. Juneau will serve as Executive Chairman until the date of the Annual Meeting, and then his title will change to Chairman.  Mr. Juneau is the sole manager of the general partner of Juneau Exploration, L.P. (“JEX”), a company involved in the exploration and production of oil and natural gas. JEX has entered into a number of agreements and arrangements with the Company, which are described under “Certain Relationships and Related Transactions”. Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau previously served as a director of Contango Oil & Gas Company from April 2012 to March 2014.  Mr. Juneau is currently a director of Talos Energy.  Mr. Juneau holds a Bachelor of Science degree in Petroleum Engineering from Louisiana State University.  Mr. Juneau, as the Company’s co-founder, has substantial history and familiarity with the Company, and significant technical knowledge.

Rick Van Nieuwenhuyse.  Mr. Van Nieuwenhuyse was appointed to serve as President, Chief Executive Officer, and director of the Company effective January 6, 2020. He previously served as President and Chief Executive Officer of Trilogy Metals Inc. from January 2012 until December 2019. Between May 1999 and January of 2012, he served as the President and Chief Executive Officer of NOVAGOLD, Inc, a company that he founded. He served as the Vice President of Exploration for Placer Dome from 1990 to 1997.  Mr. Van Nieuwenhuyse holds a Candidature degree in Science from Université de Louvain, Belgium and a Master of Science degree in Geology from the University of Arizona. Mr. Van Nieuwenhuyse currently serves on the board of directors of Alexco Resource Corp. He served on the board of directors of Sandfire Resources America, Inc. (formerly, Tintina Resources Inc.) from 2008 until 2016. Mr. Van Nieuwenhuyse has over forty years of experience in the minerals mining industry and brings significant industry and technical knowledge to the Company.

Joseph S. Compofelice. Mr. Compofelice has been a director of the Company since its inception. Since January 2014, Mr. Compofelice has been an operating partner of White Deer Energy, an energy focused private equity fund.  Mr. Compofelice is the Chairman and Chief Executive Office of Axios Industrial Group LLC, an industrial service company, controlled by White Deer Energy.  Mr. Compofelice was the Chairman since November 2014 and Chief Executive Officer since January 2016 of Stuart Pressure Control, an oilfield services company, controlled by White Deer Energy. Mr. Compofelice has served as Managing Director of Houston Capital Advisors, a boutique financial advisory, mergers and acquisitions investment service since January 2004. Mr. Compofelice also served as Chairman of the Board of Trico Marine Service, a provider of marine support vessels serving the international natural gas and oil industry, from 2004 to 2010 and as its Chief Executive Officer from 2007 to 2010. Mr. Compofelice served as President and Chief Executive Officer of Aquilex Services Corp., a service and equipment provider to the power generation industry, from October 2001 to October 2003. From February 1998 to October 2000 he served as Chairman and Chief Executive Officer of CompX International Inc., a provider of components to the office furniture, computer and transportation industries. From March 1994 to May 1998 he was Chief Financial Officer of NL Industries, a chemical producer, Titanium Metals Corporation, a metal producer and Tremont Corp. Mr. Compofelice received his Bachelor of Science degree at California State University at Los Angeles and his Master of Business Administration at Pepperdine University.  Mr. Compofelice has extensive leadership and financial experience.

Joseph G. Greenberg.  Mr. Greenberg has been a director of the Company since its inception. Mr. Greenberg is Founder and Chief Executive Officer of Alta Resources, L.L.C., an oil and gas exploration and production company. Mr. Greenberg received a Bachelor of Science in Geology and Geophysics from Yale University in 1983, and a Masters in Geological Sciences from the University of Texas at Austin in 1986. Mr. Greenberg is Chairman Emeritus for YES Prep Public Schools and a current board member of Beatrice Mayes School in Houston.  Mr. Greenberg also serves on the Entrepreneurship Advisory Board for Yale’s School of Management.

Richard A. Shortz.  Mr. Shortz has been a director of the Company since 2016.  Mr. Shortz is President and Chief Executive Officer of Pavia Capital, LLP, a family office investment company.  Mr. Shortz served as a Partner of Morgan, Lewis & Bockius LLP, an international law firm (“Morgan Lewis”) from 1995 through September 2016 and as a Partner with Jones Day Reavis & Pogue LLP, another international law firm, from 1983 through 1994.  He previously was an executive of Tosco Corporation, an independent oil and gas company, from 1973 through 1983 where he became Senior Vice President, General Counsel and Secretary.  While a Partner at Morgan Lewis, Mr. Shortz served as Chairman of the firm’s Energy Group and a member of its Board.  Mr. Shortz received a Bachelor of Science degree in Accounting from Indiana University in 1967 and a Juris Doctor degree from Harvard Law School in 1970.  Mr. Shortz has extensive experience in corporate finance, mergers and acquisitions and corporate governance, regularly advising both public and private energy companies.

All directors and nominees for director of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to assure that the Company is managed for the long term benefit of its stockholders. The Board and management of the Company are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics. The Board has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) and applicable listing standards and rules to maintain its standards of good corporate governance.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards. In particular, we have:

•	Established an Audit Committee consisting solely of independent directors.

•	Adopted a formal Audit Committee Charter in September 2010 (revised December 2020), a copy of which is available on the Company’s website at www.contangoore.com.

•	Empowered the Audit Committee to engage independent auditors.

•	Provided the Audit Committee with access to independent auditors and legal counsel.

•

Adopted a Code of Ethics that satisfies the definition of “code of ethics” under the rules and regulations of the SEC, a copy of which is available on the Company’s website at www.contangoore.com. The Code of Ethics applies to all of the Company’s executives, including its principal executive officer, principal financial officer, and principal accounting officer.  If the Company amends or waives the Code of Ethics with respect to the principal executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at this location on its website.

•	Adopted a formal whistleblower protection policy.

•	Adopted a formal process for stockholders to communicate with the independent directors.

•	Adopted a formal Nominating Committee Charter in September 2010 (revised December 2020), a copy of which is available on the Company’s website at www.contangoore.com.

•	Prohibited personal loans to officers and directors.

•	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding controls and procedures over financial reporting.

•	Adopted a formal Compensation Committee Charter in September 2010 (revised December 2020), a copy of which is available on the Company's website at www.contangoore.com.

Independence.  Although the Company is not subject to the New York Stock Exchange American (“NYSE American”) listing requirements, the Company evaluates the independence of its directors using the NYSE American listing standards.  After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Van Nieuwenhuyse and Mr. Juneau, is “independent” as that concept is defined by the listing standards of the NYSE American and the applicable rules of the SEC. Mr. Van Nieuwenhuyse and Mr. Juneau are executive officers of the Company and, therefore, the Board has concluded that they are not independent directors.

Corporate Authority & Responsibility. All corporate authority resides in the Board, as the representative of the stockholders. Authority is delegated to management by the Board in order to implement the Company’s mission pursuant to Delaware law and our bylaws. Such delegated authority includes the authorization of spending limits and the authority to hire executives and terminate their services. The independent members of the Board and the Compensation Committee retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Members of the Board are kept informed of the Company’s business through discussions with Messrs. Juneau and Van Nieuwenhuyse and with key members of senior management, by reviewing materials provided to them and by participating in Board and committee meetings. Each Board member other than Mr. Van Nieuwenhuyse and Mr. Juneau is independent. Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. As of January 1, 2021, the outside directors began receiving cash compensation of $31,250 per quarter. During the fiscal year ended June 30, 2021, Mr. Joseph Greenberg, received 10,000 shares of restricted stock that vest on January 1, 2022.  Mr. Compofelice and Mr. Shortz each received 20,000 shares of restricted Common Stock that vest in January 2023. There were no other payments for meetings attended or service as chair of a committee. Compensation of directors is determined by Mr. Van Nieuwenhuyse, Mr. Juneau, and the independent directors. Directors who are also executives of the Company do not receive compensation for serving as a director or as a member of a committee of the Board. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board.

Director Compensation Table. The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2021:

		Stock	Option	All other
	Fees or paid	Awards	Awards	compensation
Name (1)	in cash ($)	($) (2)	($) (3)	($) (4)	Total ($)
Joseph G. Greenberg	62,500	406,662	—	—	469,162
Joseph S. Compofelice	62,500	409,283	—	—	471,783
Richard A. Shortz	62,500	409,283	—	—	471,783

(1)

Rick Van Nieuwenhuyse, the Company's President and Chief Executive Officer, and Brad Juneau, the Company’s Executive Chairman (until the date of the Annual Meeting)  are not included in this table as they were executives of the Company as of June 30, 2021 and the compensation they received as executives of the Company is shown in the Summary Compensation Table. After the Annual Meeting Brad Juneau's title will change to Chairman.

(2)

The amounts shown represent expense recognized in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2021 (“2021 Consolidated Financial Statements”) related to restricted stock awards granted to non-executive directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of non-executive director restricted stock awards in fiscal year 2021. These restricted stock awards were granted in November 2016, November 2018, December 2018, and November 2019, and December 2020.   Of the restricted stock awards granted in November 2016, all of the shares vested in January 2021.  Of the restricted stock awards granted in November 2018 and December 2018, all of the shares vested in January 2021. Of the restricted stock granted in November 2019, all of the shares will vest in January 2022.  All of the stock awards granted to Mr. Greenberg in December 2020 will vest in January 2022; all of the stock awards granted to Mr. Compofelice and Mr. Shortz will vest in January 2023.

(3)	No option awards were granted to non-executive directors during fiscal years 2020 or 2021.

(4)	Other than our 401(k) plan, the Company did not have non-equity incentive plan compensation, have any type of deferred compensation program, or pay any other form of compensation to its directors in fiscal year 2021.

Board Size. We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Our Bylaws currently provide for at least three and not more than seven directors.

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings, as necessary. During the fiscal year ended June 30, 2021, the Board held eight meetings. During the fiscal year ended June 30, 2021, the Board passed resolutions by unanimous written consent on four occasions. All of our Board members attended 100% of all Board and applicable committee meetings and the Company’s 2020 annual meeting. We encourage our Board to attend our annual meeting of stockholders.

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions. The committee structure of the Board includes the Audit Committee, the Compensation Committee, and the Nominating Committee. The Board may form other committees as it determines appropriate. A copy of the charter for each committee is available to any stockholder who requests a copy by delivering written notice to Contango ORE, Inc., 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098. The charter for each committee is also available on our website at www.contangoore.com.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants our quarterly and annual financial statements and the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting and oversees compliance with our Code of Ethics. Members of the Audit Committee are Messrs. Compofelice (Committee Chairman), Greenberg, and Shortz.  Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE American and the applicable rules of the SEC. The Audit Committee met formally four times during the fiscal year ended June 30, 2021. The Board has determined that Mr. Compofelice is an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee was created by the Board for the purpose of administering the Contango ORE, Inc. 2010 Equity Compensation Plan and the compensation for the Chief Executive Officer. Additionally, the Compensation Committee determines which executive officers and other executives may receive stock options, stock units, restricted stock awards, stock appreciation rights and other stock based awards and the amounts of such stock based awards. Members of the Compensation Committee are Messrs. Shortz (Committee Chairman), Compofelice, and Greenberg.  Each member of the Compensation Committee is an “independent director” as defined in the applicable listing standards of the NYSE American and in the applicable rules of the SEC.  For a description of the Compensation Committee’s processes and procedures, see the section entitled “Compensation Discussion and Analysis” below.  The Compensation Committee met formally two times during the fiscal year ended June 30, 2021.

Nominating Committee. The Nominating Committee was created by the Board for the purpose of overseeing the identification, evaluation and selection of qualified candidates for appointment or election to the Board. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. While the Company does not have a formal diversity policy, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others. Members of the Nominating Committee are Messrs. Greenberg (Committee Chairman), Compofelice, and Shortz. Each member of the Nominating Committee is independent as independence for nominating committee members is defined in the applicable listing standards of the NYSE American and the applicable rules of the SEC. The Nominating Committee met formally three times during the fiscal year ended June 30, 2021.

Insider Trading and Policy on Hedging or Pledging of Stock.  Our insider trading policy contains stringent restrictions on transactions in Company stock by executive officers, directors and employees of the Company. All trades by employees and directors are prohibited during a quarterly blackout period based on the timing of the release of the Company’s quarterly or annual financial results, as well as during any special blackout period imposed by the Company in connection with certain Company events. Further, employees of the Company are prohibited from directly or indirectly (1) trading in options, warrants, puts, calls, forward contracts or similar instruments on Company securities; (2) engaging in limit order sales that extend beyond a single trading day (other than through a permitted trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended); or (3) engaging in short sales or “sales against the box” of the Company’s securities, which are legally prohibited for insiders of the Company in all events.

Board Leadership Structure. The Board has the responsibility for selecting the appropriate leadership structure for the Company. Following the appointment of Rick Van Nieuwenhuyse as the President and Chief Executive Officer of the Company, effective January 6, 2020, the Board appointed Mr. Juneau to serve as Executive Chairman of the Board. Mr.  Juneau will continue to serve as Executive Chairman until the Annual Meeting, when his title will change to Chairman.  The Board believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors, because it clarifies the individual roles of the Chairman and Chief Executive Officer and enhances accountability. In addition, the Board believes that this structure is appropriate for the Company because Mr. Juneau is a co-founder of the Company and, through JEX, initially acquired the property leased from the Village of Tetlin, which is the primary asset of Peak Gold, LLC (the “Peak Gold JV”), which in turn is the primary asset of the Company.  In addition, Mr. Juneau has unique experience to lead the Board, having served as President and Chief Executive Officer of the Company.

Risk Oversight. We administer our risk oversight function through our Audit Committee and our Compensation Committee as well as through our Board as a whole. Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our Board. Our Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.

More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contangoore.com.

Required Vote

The affirmative vote of holders of a plurality of the votes cast at the Annual Meeting is required for the election of each director. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker non-vote on this proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES AS A DIRECTOR OF THE COMPANY, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF OUR AUDITORS

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”), independent public accountants, for the examination of the accounts and audit of our financial statements for the fiscal year ending June 30, 2022. At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of Moss Adams. The Board expects that representatives of Moss Adams will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions. The Audit Committee will consider the failure to ratify its selection of Moss Adams as independent public accountants as a direction to select other auditors for the fiscal year ending June 30, 2023.

During the Company’s two most recent fiscal years ended June 30, 2021 and 2020, and through the date hereof, there were (i) no disagreements with Moss Adams on any matter of GAAP or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Moss Adams would have caused Moss Adams to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years ended June 30, 2021 and 2020, and through the date hereof, neither the Company, nor anyone on its behalf, has consulted Moss Adams with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees

Aggregate fees for professional services rendered to us by Moss Adams, the Company’s independent public accountants, for the fiscal years ended June 30, 2021 and 2020, were:

	Year Ended June 30,
Category of Service	2021	2020
Audit Fees - Moss Adams	$174,850	$75,075
Audit-Related Fees	8,800	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$183,650	$75,075

The Audit Fees for the years ended June 30, 2021 and 2020 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended June 30, 2021 and 2020, issuance of consents, quarterly reviews and assistance with and review of documents filed with the SEC.  The audit-related fees for the year ended June 30, 2021 relate to the Company's acquisition of Alaska Gold Torrent, LLC (“AGT”).

There are no other fees for services rendered to us by Moss Adams. Moss Adams did not provide to us any financial information systems design or implementation services during fiscal years ended June 30, 2021 or June 30, 2020.

Audit Committee Pre-Approval Policies and Procedures

All of the 2021 audit services provided by Moss Adams were approved by the Audit Committee.

The Audit Committee has established pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit fees initially approved. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee. The Audit Committee receives the written disclosures required by generally accepted auditing standards. The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the Company. The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Audit Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence. The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Required Vote

The affirmative vote of holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will be permitted to vote your shares in its discretion on this proposal. As a result, we do not expect any broker non-votes in connection with this proposal.  Abstentions will have the same practical effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

SELECTION OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement and to express their views on such compensation. We welcome the opportunity to give our stockholders an opportunity to vote on executive compensation at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and our philosophy, policies and practices as described in this Proxy Statement. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2022 Annual Meeting of Stockholders.

We recognize that executive compensation is an important matter for our stockholders. Stockholders are encouraged to read the “Executive Compensation” section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Text of the Resolution to be Adopted

As a matter of good corporate governance and in accordance with Section 14A of the Securities Exchange Act of 1934, the Board is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Contango ORE, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Executive Compensation section, the 2021 Summary Compensation Table and the other related tables and disclosure in the Company’s Proxy Statement for the 2021 Annual Meeting of the Stockholders of the Company.”

As an advisory vote, this proposal is not binding on the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote in its ongoing evaluation of the Company’s executive compensation program and when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

The affirmative vote of holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker non-vote on this proposal. Broker non-votes will not have any effect on the outcome of this proposal. Abstentions will have the same practical effect as a vote against this proposal.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Table of Content

PROPOSAL 4

APPROVAL TO GRANT DISCRETIONARY AUTHORITY

TO CHAIRMAN OF THE ANNUAL MEETING TO ADJOURN THE ANNUAL

MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES

Although it is not expected, the Annual Meeting may be adjourned for the purpose of soliciting additional proxies. Any such adjournment of the Annual Meeting may be made without notice, other than by the announcement made at the Annual Meeting, by approval of the affirmative vote of the holders of a majority of shares entitled to vote on this proposal at the Annual Meeting, present in person or represented by proxy and entitled to vote at the meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to the chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in favor of any of the Proposals 1 through 3. Upon approval of this proposal, the chairperson will have the discretion to decide whether or not to use the authority granted to such person pursuant to this Proposal 4 to adjourn the Annual Meeting. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Required Vote

The affirmative vote of holders of a majority of shares entitled to vote on this proposal at the Annual Meeting present in person or represented by proxy at the meeting and entitled to vote is required to approve this proposal. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will be permitted to vote your shares in its discretion on this proposal. As a result, we do not expect any broker non-votes in connection with this proposal. Abstentions will have the same practical effect as a vote against this proposal.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

THE APPROVAL TO GRANT DISCRETIONARY AUTHORITY

TO CHAIRMAN OF THE ANNUAL MEETING TO ADJOURN THE ANNUAL

MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

OTHER INFORMATION

Executive Officers

The following sets forth the names, ages and positions of our executive officers together with certain biographical information as of the date of this filing:

Name	Age	Position
Brad Juneau	61	Executive Chairman and Director
Rick Van Nieuwenhuyse	65	President, Chief Executive Officer, and Director
Leah Gaines	45	Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary

Brad Juneau. For biographical information, see “Proposal 1 - Election of Directors - Nominees.”  Brad Juneau currently serves as the Company's Executive Chairman.  On the date of the Annual Meeting, Brad Juneau's new title will be Chairman and Director.

Rick Van Nieuwenhuyse. For biographical information, see “Proposal 1 - Election of Directors - Nominees.”

Leah Gaines. Ms. Gaines was appointed as the Company’s Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary on October 1, 2013. Ms. Gaines has also served as Vice President and Chief Financial Officer of JEX since October 2010. Prior to joining JEX, she served as the Controller for Beryl Oil and Gas, LP and Beryl Resources LP from July 2007 to December 2009. From April 2006 to July 2007, Ms. Gaines held the position of Financial Reporting Manager at SPN Resources, a division of Superior Energy Services. From 2003 to 2006, Ms. Gaines worked as a Senior Financial Reporting Accountant at Hilcorp Energy Company. Ms. Gaines was a Principal Accountant at El Paso Corporation in its Power Asset division from 2001 to 2003. Prior to that, Ms. Gaines worked at Deloitte and Touche, LLP for three years as a Senior Auditor. Ms. Gaines graduated Magna Cum Laude from Angelo State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant with over twenty years of experience.

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. All executive officers of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named part-time executive officers.

Overview of 2021 fiscal year Performance and Compensation. We are engaged in the exploration in the State of Alaska for gold, silver, and copper in the State of Alaska.  The Company’s largest asset, through its wholly-owned subsidiary, CORE Alaska, LLC (“CORE Alaska”), is a 30.0% membership interest in Peak Gold, LLC (the “Peak Gold JV”), which leases approximately 675,000 acres from the Tetlin Tribal Council and approximately 13,000 acres of State of Alaska mining claims (the “Peak Gold JV Property”) for exploration and development, including in connection with the Peak Gold JV's Manh Choh Project, which the Company previously referred to as the “Peak Gold Joint Venture Project”. The Company’s wholly-owned subsidiary, Contango Minerals Alaska, LLC (“Contango Minerals”), owns a 100% interest in the mineral rights to approximately 215,800 acres of State of Alaska mining claims located north and northwest of the Peak Gold JV Property.  On September 30, 2020, in a series of related transactions, Kinross Gold Corporation, a corporation formed under the laws of Ontario, Canada (“Kinross”), through its wholly owned subsidiary, acquired all of the interest in the Peak Gold JV held by Royal Gold, and an additional 30% of the membership interest in the Peak Gold JV held by the Company. The Company, through CORE Alaska, currently holds a 30% interest in the Peak Gold JV, with Kinross holding a 70% interest in the Peak Gold JV and serving as the manager and operator of the Peak Gold JV.

On September 23, 2020, the Company completed the issuance and sale of an aggregate of 247,172 shares of Common Stock, in a private placement to certain purchasers who are accredited investors. The shares of Common Stock were sold at a price of $13.25 per share, resulting in gross proceeds to the Company of approximately $3.3 million and net proceeds to the Company of approximately $3.2 million. The Company entered into Stock Purchase Agreements dated as of June 14, and June 17, 2021 for the sale of an aggregate of 523,809 shares of Common Stock at a purchase price of $21.00 per share of Common Stock, in a private placement (the “2021 Private Placement”) to certain accredited investors. The 2021 Private Placement closed on June 17 and 18, 2021. The 2021 Private Placement resulted in approximately $11.0 million of gross proceeds and approximately $10.9 million of net proceeds to the Company.

On August 24, 2021, the Company completed the purchase of 100% of the outstanding membership interests (the “Interests”) of Alaska Gold Torrent, LLC, an Alaska limited liability company ("AGT"), from CRH Funding II PTE. LTD, a Singapore private limited corporation ("CRH"). AGT holds rights to the Lucky Shot Mine and related mining claims (the “Lucky Shot Prospect”) about 75 miles north of Anchorage, Alaska.  The Company is currently in the process of developing and exploration and development program for the Lucky Shot Prospect.

Philosophy. The Company is an exploration stage organization without any source of revenue.  As of June 30, 2021, the Company had six full-time employees.  Rick Van Nieuwenhuyse, its President and Chief Executive Officer is responsible for the management of the Company.   Brad Juneau currently serves as the Company’s Executive Chairman; on the date of the Annual Meeting, his new title will be Chairman. Leah Gaines is the Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of the Company and is responsible for the financial and accounting affairs of the Company.  The Company also uses the services of independent consultants and contractors to perform various professional services, including land acquisition, legal, environmental and tax services. In addition, the Peak Gold JV utilizes the services of consultants and independent contractors to perform geological, exploration and drilling operation services and independent third-party engineering firms to evaluate any mineral resources identified.

Objectives. We compete with a variety of companies and organizations to hire and retain individual talent. As a result, the primary goal of our compensation program is to help us attract, motivate and retain the best people possible. We implement this philosophy by:

•	encouraging, recognizing and rewarding outstanding performance;

•	recognizing and rewarding individuals for their experience, expertise, level of responsibility, leadership, individual accomplishment and other contributions to us; and

•	recognizing and rewarding individuals for work that helps increase our value.

We use executive compensation to align our executive officers’ goals with our mission, business strategy, values and culture.

Market Compensation Data. The Company has selected a list of peer companies (the “Peer Group”), all of which are very small companies in the mining industry. These companies share relevant business risk and financial factors such as revenue, market capital, net income, and total assets. Companies similar in size but in unrelated industries are not included because the Company typically does not hire executives from such companies, nor would the Company be likely to lose executives to such companies:

•	Orla Mining Ltd.
•	Skeena Resources
•	Pilot Gold Inc.
•	Midas Gold Corp.
•	NovaGold, Inc.
•	Battle North Gold Corp.
•	Trilogy Metals, Inc.
•	Almaden Minerals
•	Bluestone Resources, Inc.
•	Sabina Gold & Silver Corp.

Components of Senior Executive Compensation. Historically, the primary element of annual compensation for executives of the Company had been the granting of equity awards in the form of restricted stock and stock options. Effective January 6, 2020, Rick Van Nieuwenhuyse was appointed to serve as the Company’s President and Chief Executive Officer, with an initial base salary of $350,000 per year. The Company's other executives began receiving cash salaries from the Company in December 2020. Prior to December 2020, Ms. Gaines was compensated via the Master Services Agreement ("MSA") with Juneau Exploration ("JEX") and Mr. Juneau was only compensated via equity awards.  Effective December 2020 Mr. Van Nieuwenhuyse, Mr. Juneau, and Ms. Gaines had base salaries of $400,000, $275,000 and $270,000, respectively.   Compensation for each executive is designed to align the executive’s incentives with the long-term interests of the Company’s stockholders. The Company predominantly grants equity awards to create incentives for future performance. Executives receive equity awards to align their interests with our stockholders’ interests and for working toward the long-term success of the Company.

Equity Awards. The Company has implemented an equity compensation program for its executive officers (and other persons) that provides an incentive for such officers to achieve the Company’s business objectives. The Company’s equity compensation program includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency are based on each executive’s demonstrated level of performance and Company performance over time. All awards are made by the Compensation Committee.  At our 2020 annual meeting of stockholders, we presented stockholders with a vote to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of our proxy statement.  The vast majority of the votes cast on the proposal voted in favor of the proposal. We believe this strongly affirms stockholders’ support of our approach to executive compensation, and we did not make any material changes to our program solely due to the advisory vote received. The Compensation Committee reviews award levels from time to time but at least annually. In making individual awards, the Compensation Committee considers industry practices, the performance of each executive, the performance of the Company, the value of the executive’s previous awards and the Company’s views on executive retention and succession.  On November 14, 2017, the Company granted 50,000 and 15,000 shares of restricted Common Stock to Mr. Juneau and Ms. Gaines, respectively. Mr. Juneau's and Ms. Gaines's shares vested in January 2020.  On November 12, 2018, the Company granted 50,000 and 15,000 shares of restricted Common Stock to Mr. Juneau and Ms. Gaines, respectively. Mr. Juneau's and Ms. Gaines's shares vested in January 2021.  In December 2018, the Company cancelled 21,666 shares of unvested restricted stock held by Ms. Gaines that were set to vest on January 1, 2019.  The Company also granted 27,083 restricted shares of common stock to Ms. Gaines in December 2018.  In November 2019, the Company granted 60,000 and 5,000 shares of restricted stock to Mr. Juneau and Ms. Gaines, respectively.  Mr. Juneau and Ms. Gaines's shares will vest in January 2022.  In January 2020, Mr. Van Nieuwenhuyse was granted 75,000 restricted shares and 100,000 options.  Mr. Van Nieuwenhuyse's restricted shares and his options vested one-half in January 2021 and one-half in January 2022.  In December 2020, the Company granted 75,000, 20,000, and 10,000 restricted shares to Mr. Van Nieuwenhuyse, Mr. Juneau, and Ms. Gaines, respectively.  The restricted shares will vest in January 2023.

As of the Record Date, the Company had 6,785,746 fully diluted shares.

Equity Award Mechanics. On September 15, 2010, the Board adopted the Contango ORE Inc. 2010 Equity Compensation Plan, which was amended and restated at the 2017 Annual Meeting by the Contango ORE, Inc. Amended and Restated 2010 Equity Compensation Plan (the “Amended Equity Plan”), and amended at the 2019 Annual Meeting by the First Amendment to the Contango ORE, Inc. Amended Equity Plan (as amended, the “Equity Plan”). Awards under the Equity Plan typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are made on the date of hire or promotion, and annual awards are made annually in connection with the end of the fiscal year. From time to time, the Board may make grants at other times in connection with executive retention.

All stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. The Board has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.

In addition, the Compensation Committee adopted a Short Term Incentive Plan (the “STIP”) effective as of June 10, 2020, for the benefit of Mr. Van Nieuwenhuyse. Pursuant to the terms of the STIP, the Compensation Committee will establish performance goals each year and evaluate the extent to which, if any, Mr. Van Nieuwenhuyse meets such goals. The STIP provides for a payout equal to 25% of Mr. Van Nieuwenhuyse’s annual base salary if the minimum performance target established by the Compensation Committee is met, 100% of his annual base salary if all performance goals are met, and up to 200% of his annual base salary if the maximum performance target is met. Amounts due under the STIP will be payable 50% in cash and 50% in the form of restricted stock granted under the Equity Plan, vesting in two equal annual installments on the first and second anniversaries of the grant date, and subject to the terms of the Equity Plan.  In addition, in the event of a Change of Control (as defined in the Equity Plan) during the term of the STIP, the Compensation Committee, in its sole and absolute discretion, may make a payment to Mr. Van Nieuwenhuyse in an amount up to 200% of his annual base salary, payable in cash, shares of common stock of the Company under the Equity Plan or a combination of both, as determined by the Compensation Committee, not later than 30 days following such Change of Control.  Mr. Van Nieuwenhuyse was granted 23,333 restricted shares on December 11, 2020 under the STIP, which vest on January 1, 2022.

In December 2020, the Compensation Committee approved the adoption by the Company of a 401(k) plan for all employees.  Under the plan, the Company matches 100% of  an employee's contributions up to 10% of gross wages, subject to IRS limitations.

Deferred Compensation and Retirement Plans. Other than our 401(k) plan, the Company does not have a deferred compensation program, pension benefits, or any type of post-retirement healthcare plan.

Perquisites and Other Benefits. The Company does not have any perquisites or employee benefit plans, such as medical, dental, group life and disability insurance.

Employment and Severance Agreements. We have no employment or severance agreement with any executive officer. In February 2019, the Company entered into Retention Agreements with its then Chief Executive Officer, Brad Juneau, its Chief Financial Officer, Leah Gaines, and one other employee providing for payments in an aggregate amount of $1,500,000 upon the occurrence of certain conditions. The Retention Agreements are triggered upon a change of control (as defined in the applicable Retention Agreement), provided that the recipient is employed by, or in the service of, the Company when the change of control occurs. On February 6, 2020, the Company entered into amendments to the Retention Agreements to extend the term of the change of control period from August 6, 2020 until August 6, 2025. Mr. Juneau and Ms. Gaines will receive a payment of $1,000,000 and $250,000, respectively, upon a change of control that takes place prior to August 6, 2025. On June 10, 2020, the Company entered into a Retention Payment Agreement with Rick Van Nieuwenhuyse, the Company’s President and Chief Executive Officer, providing for a payment in an amount of $350,000 upon the occurrence of certain conditions. The Retention Payment Agreement is triggered upon a change of control (as defined in the Retention Payment Agreement) which occurs on or prior to August 6, 2025, provided that Mr. Van Nieuwenhuyse is employed by the Company when the change of control occurs. We believe that the retention of key executives is essential to and in our and our stockholders’ best interests.

Compensation Risk Management. The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Effective December 2020, Mr. Van Nieuwenhuyse, Mr. Juneau and Ms. Gaines receive annual salaries of  $400,000, $275,000 and $270,000, respectively.  Prior to December 2020, Ms. Gaines were compensated under the MSA with JEX.  The Compensation Committee believes that our compensation program appropriately balances risk and the desire to focus executives on specific goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding risks that could threaten our growth and stability.

Other Compensation Arrangements. Mr. Juneau was appointed the President and Chief Executive Officer of the Company in August 2012 and in April 2013, Mr. Juneau was elected Chairman of our Board. He served in this role until January 2020, when he became the Company's Executive Chairman, and Mr. Van Nieuwenhuyse became the President and Chief Executive Officer.  Mr. Juneau is the sole manager of the general partner of JEX which has entered into a number of agreements and arrangements with the Company, including the Management Services Agreement. These agreements and arrangements are described under “Certain Relationships and Related Transactions” and have been approved by the Audit Committee of the Company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information concerning compensation of the principal executive officer (“PEO”), and up to two of the most highly compensated executive officers (other than the PEO) who earned at least $100,000 for the fiscal year ended June 30, 2021 (collectively, the “Named Executive Officers”).  Effective January 6, 2020, Rick Van Nieuwenhuyse was appointed to serve as President and Chief Executive Officer of the Company, replacing Brad Juneau. Mr. Van Nieuwenhuyse performs the functions of the Company’s PEO, effective January 6, 2020. Mr. Juneau performed the functions of the Company’s PEO through January 5, 2020, and currently serves as Executive Chairman. Mr. Juneau's title will change to Chairman on the date of the Annual Meeting.

				Restricted
				Stock	Option	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position(s)	Year	($)(1)	($)	($) (3)	($)(3)	($)(2)	($)
Brad Juneau	2021	160,417	100,000	703,714	-	-	964,131
Executive Chairman	2020	-		894,011	-	-	894,011

Rick Van Nieuwenhuyse	2021	379,167	350,000	946,564	371,000	236,035	2,282,766
President and Chief Executive Officer	2020	175,000		283,607	178,911	-	637,518

Leah Gaines	2021	157,500	50,000	195,702	-	11,250	414,452
Vice President, Chief Financial Officer, Treasurer and Secretary	2020	-		316,464	-	-	316,464

(1)	Mr. Van Nieuwenhuyse’s base salary for fiscal year ended June 30, 2020 was prorated based on the January 6, 2020 effective date of his appointment as President and Chief Executive Officer. Mr. Juneau's and Ms. Gaines' salaries for the year ended June 30, 2021 are the actual amounts paid during the fiscal year. They began receiving a salary from the Company on December 15, 2020. Prior to that time, Ms. Gaines was compensated under the MSA with JEX, and Mr. Juneau's only compensation was via annual restricted stock awards.

(2)

The other compensation for Mr. Van Nieuwenhuyse for the year ended June 30, 2021 relates to the restricted shares issued to him under the STIP and the Company's 401(k) matching contributions.  The other compensation for Ms. Gaines relates to the Company's 401(k) matching contributions.  The Company did not have non-equity incentive plan compensation, have a deferred compensation program, or pay any other form of compensation to its Named Executive Officers in fiscal year 2020.

(3)

These amounts do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2021 and 2020 Consolidated Financial Statements of the Company that relate to restricted stock and stock option awards, excluding any assumption for future forfeitures. The assumptions used to calculate the expense amounts shown for restricted stock and stock options granted are set forth in Note 9 to the 2021 Consolidated Financial Statements included in our Annual Report.

 The Summary Compensation Table should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives.

Grants of Plan-Based Awards Table

The following table sets forth certain information concerning each grant of an award made to the Named Executive Officers during the fiscal year ended June 30, 2021.

	Restricted Shares of Common Stock
Name	Number Granted	Date Granted	Issue Price
Brad Juneau(1)	20,000	December 11, 2020	$18.00
Rick Van Nieuwenhuyse(1)	75,000	December 11, 2020	$18.00
Rick Van Nieuwenhuyse(2)	23,333	December 11, 2020	$18.00
Leah Gaines (1)	10,000	December 11, 2020	$18.00

(1)    The restricted stock vests in January 2023.

(2)   The restricted stock was granted under the STIP and vests in January 2022.

Potential Payments Upon Termination or a Change in Control

In December 2013, the Company amended its Incentive Stock Option Agreements with its executives and non-employee directors to include automatic vesting of stock options upon a Change of Control (as defined in the Equity Plan) of the Company. These terms are intended to encourage the executives and directors to remain with the Company through a strategic transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

In February 2019, the Company entered into Retention Agreements with its then Chief Executive Officer, Brad Juneau, its Chief Financial Officer, Leah Gaines, and one other employee providing for payments in an aggregate amount of $1,500,000 upon the occurrence of certain conditions. The Retention Agreements, as amended, are triggered upon a change of control (as defined in the applicable Retention Agreement) that takes place prior to August 6, 2025, provided that the recipient is employed by, or in the service of, the Company when the change of control occurs.  Mr. Juneau and Ms. Gaines will receive a payment of $1,000,000 and $250,000, respectively, upon a change of control.  On June 10, 2020, the Company entered into a Retention Payment Agreement with Rick Van Nieuwenhuyse, the Company’s President and Chief Executive Officer, providing for a payment in an amount of $350,000 upon the occurrence of certain conditions. The Retention Payment Agreement is triggered upon a change of control (as defined in the Retention Payment Agreement) which occurs on or prior to August 6, 2025, provided that Mr. Van Nieuwenhuyse is employed by the Company when the change of control occurs.

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) adopted a Short Term Incentive Plan (the “STIP”) effective as of June 10, 2020, for the benefit of Mr. Van Nieuwenhuyse. Pursuant to the terms of the STIP, the Compensation Committee will establish performance goals each year and evaluate the extent to which, if any, Mr. Van Nieuwenhuyse meets such goals. The STIP provides for a payout equal to 25% of Mr. Van Nieuwenhuyse’s annual base salary if the minimum performance target established by the Compensation Committee is met, 100% of his annual base salary if all performance goals are met, and up to 200% of his annual base salary if the maximum performance target is met. Amounts due under the STIP will be payable 50% in cash and 50% in the form of restricted stock granted under the Equity Plan, vesting in two equal annual installments on the first and second anniversaries of the grant date, and subject to the terms of the Equity Plan.  In addition, in the event of a Change of Control (as defined in the Equity Plan) during the term of the STIP, the Compensation Committee, in its sole and absolute discretion, may make a payment to Mr. Van Nieuwenhuyse in an amount up to 200% of his annual base salary, payable in cash, shares of common stock of the Company under the Equity Plan or a combination of both, as determined by the Compensation Committee, not later than 30 days following such Change of Control.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables set forth certain information concerning outstanding equity awards for each Named Executive Officer as of June 30, 2021:

	Restricted Shares of Common Stock

			Equity incentive plan awards:	Equity incentive plan awards:
Name	Stock Awards Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Number of unearned shares, units or other rights that have not vested (#)(3)	Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Brad Juneau	80,000	1,760,000	—	—

Rick Van Nieuwenhuyse	112,500	2,475,000	23,333	513,326

Leah Gaines	15,000	330,000	—	—

(1)	The restricted stock vests in January 2022 and 2023.

(2)

The values contained in this column were calculated by multiplying the number of shares by $22.00, which was the closing price of the Company’s common stock on the last trading day of the fiscal year ended June 30, 2021.

(3)	The restricted stock vests in January 2022.

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date

Brad Juneau	-	-	-	-

Rick Van Nieuwenhuyse	50,000	50,000	14.50	January 2025

Leah Gaines	-	-	-	-

Option Exercises and Stock Vested

The following table sets forth certain information concerning vesting of restricted stock for each Named Executive Officer during the fiscal year ended June 30, 2021:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Brad Juneau(2)	50,000	937,500

Rick Van Nieuwenhuyse(3)	37,500	619,125

Leah Gaines(2)	42,083	789,056

(1)	The value realized on vesting is the closing market price of the Common Stock on the date of vesting, multiplied by the number of shares vested.

(2)	The restricted stock vested on January 1, 2021 with a closing market price of $18.75.

(3)	The restricted stock vested on January 6, 2021 with a closing market price of $16.51.

Equity Compensation Plans and Other Compensation Arrangements

The following table sets forth certain information as of June 30, 2021 concerning our Common Stock that may be issued upon the exercise of stock options and warrants.

Plan Category (a)	Number of Securities to be issued upon exercise of outstanding options (b)	Weighted-average exercise price of outstanding options (c)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (b)) (d)

2010 Equity Compensation Plan – approved by security holders	100,000	$14.50	260,927

Equity compensation plans not approved by security holders	—	—	—

Under the Equity Plan, the Compensation Committee can grant stock options, restricted stock awards stock appreciation rights or other stock-based awards to executives, consultants or non-executive directors of the Company. Pursuant to the terms of the Equity Plan, 2,000,000 shares of unissued Common Stock are authorized and reserved for issue under nonqualified stock options, incentive stock options and restricted stock grants.

Options may be granted to executives, consultants and non-executives directors. Incentive stock options may be granted only to executives of the Company or its subsidiaries. Non-qualified stock options may be granted to executives, consultants or non-executive directors. The Compensation Committee shall determine the term of options granted to participants under the Equity Plan but, in any event, all options must be exercised no later than ten years from the issue date. All options may only be exercised while a participant is employed as an employee or providing services as a consultant or non-employee director. Restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Compensation Committee and specified in the award agreement granting the restricted stock.

In making the decision to make additional grants and/or awards, the Compensation Committee would consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

The Independent Directors of the Board,

Joseph S. Compofelice
Joseph G. Greenberg
Richard A. Shortz

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our Common Stock as of our Record Date by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-executive nominee directors, (iii) our executive officers, and (iv) our executive officers and nominee directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of the Company's Record Date:

		Amount of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	Class

Common Stock	Kenneth R. Peak Marital Trust(3)	788,102	11.8%
Common Stock	Scott J. Reiman, Hexagon, and Labyrinth Enterprises(4)	737,756	11.0%
Common Stock	Brad Juneau(5)	608,026	9.1%
Common Stock	Alaska Future Fund LP(6)	476,190	7.1%
Common Stock	Henry Gordon, Kelclay, and Strata Resources Inc.(7)	458,626	6.9%
Common Stock	Rick Van Nieuwenhuyse	401,241	6.0%

Directors and Executive Officers

		Amount of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	Class

Directors Who Are Not Executives
Common Stock	Joseph G. Greenberg	214,082	3.2%
Common Stock	Joseph S. Compofelice	190,376	2.8%
Common Stock	Richard A. Shortz	107,250	1.6%

Executive Officers
Common Stock	Brad Juneau (5)	608,026	9.1%
Common Stock	Rick Van Nieuwenhuyse	401,241	6.0%
Common Stock	Leah Gaines	61,468	0.9%

Directors and Officers Combined
Common Stock	All current directors and executive officers	1,582,443	23.5%
	as a group (6 persons)

(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 27, 2021 are deemed outstanding. Applicable percentages are based on 6,685,746 shares outstanding on September 27, 2021, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	Based upon information contained on Schedule 13D filed with the SEC on May 11, 2017, the Kenneth R. Peak Marital Trust has sole voting and dispositive power over 788,102 shares of Common Stock. The address of the Kenneth R. Peak Marital Trust is 2 Longfellow Lane, Houston, Texas 77005.

(4)

Based upon information contained in Amendment No. 1 on Schedule 13D/A, filed with the SEC on December 15, 2017, and the Company's records, (i) Hexagon LLC has shared voting and dispositive power over 605,406 shares of Common Stock, (ii) Labyrinth Enterprises, LLC has shared voting and dispositive power over 132,350 shares of Common Stock and (iii) Scott J. Reiman has sole voting and dispositive power over 737,756 shares of Common Stock. The address of Hexagon LLC and, Labyrinth Enterprises, LLC and Mr. Reiman is 1550 Market Street, Suite 450 Denver, Colorado 80202.

(5)	Includes shares owned by Juneau Exploration, J5D Enterprises, and AuCuAg Holdings, LLC, which are controlled by Brad Juneau.

(6)	Alaska Future Fund's address is 300 South Tyron Suite 2500 Charlotte, NC 28202

(7)	Henry Gordon's address is 288 Clayton St. Denver, Colorado 80206.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended June 30, 2021.

Certain Relationships and Related Transactions

Private Placements

On September 23, 2020, the Company completed the issuance and sale of an aggregate of 247,172 shares of Common Stock, in a private placement to certain purchasers who are accredited investors. The shares of Common Stock were sold at a price of $13.25 per share, resulting in gross proceeds to the Company of approximately $3.3 million and net proceeds to the Company of approximately $3.2 million.  The Company’s President and Chief Executive Officer, Rick Van Nieuwenhuyse, purchased 75,472 of shares of Common Stock for total consideration of $1.0 million, on the same terms and conditions as all other purchasers.

The Company entered into Stock Purchase Agreements dated as of June 14, and June 17, 2021 for the sale of an aggregate of 523,809 shares of Common Stock at a purchase price of $21.00 per share of Common Stock, in a private placement (the “2021 Private Placement”) to certain accredited investors.   The 2021 Private Placement closed on June 17 and 18, 2021. The 2021 Private Placement resulted in approximately $11.0 million of gross proceeds and approximately $10.9 million of net proceeds to the Company.  Rick Van Nieuwenhuyse, the Company’s President and Chief Executive Officer, purchased 47,619 shares of Common Stock, for a purchase price of approximately $1.0 million, in the 2021 Private Placement pursuant to a Purchase Agreement dated June 17, 2021, on the same terms and conditions as all other purchasers, except that Mr. Nieuwenhuyse did not receive any registration rights.

Royalty Agreements

On September 30, 2020, in a series of related transactions, Kinross, through its wholly owned subsidiary, acquired all of the interest in the Peak Gold JV held by Royal Gold, Inc. (“Royal Gold”) and an additional 30% of the membership interest in the Peak Gold JV held by the Company.  The Company, through its wholly owned subsidiary, currently holds a 30% interest in the Peak Gold JV, with Kinross holding a 70% interest in the Peak Gold JV and serving as the manager and operator of the Peak Gold JV.  Prior to and in connection with the transactions, on September 29, 2020, Contango Minerals, LLC, a wholly owned subsidiary of the Company (“Contango Minerals”), entered into an Omnibus Second Amendment and Restatement of Royalty Deeds (the “Contango Minerals Royalty Agreement”) with Royal Gold. Under the terms of the Contango Minerals Royalty Agreement, in addition to certain existing 2% royalties (the “2% Royalties”) and 3% royalties in favor of Royal Gold on the Alaska State mining claims, Contango Minerals granted an additional 1% net smelter returns royalty on those Alaska State mining claims that were already subject to the 2% Royalties, increasing the royalty rate on those Alaska State mining claims to 3%. These Alaska state mining claims were transferred to Contango Minerals as part of the transactions with Kinross, but Royal Gold retained the 3% royalty. As a result of the Contango Minerals Royalty Agreement, Contango Minerals will be obligated to pay Royal Gold a 3% net smelter returns royalty on all properties subject to the Contango Minerals Royalty Agreement, subject to the terms and conditions of the Contango Minerals Royalty Agreement.

In addition, on September 29, 2020 the Peak Gold JV entered into an Omnibus Second Amendment and Restatement of Royalty Deeds and Grant of Additional Royalty (the “JV Royalty Agreement”) with Royal Gold. Pursuant to the JV Royalty Agreement, in addition to Royal Gold’s existing  3% net smelter returns royalty interest over property defined as the “Tetlin Lease”, the Peak Gold JV (i) granted to Royal Gold a 28% net smelter returns royalty interest on all silver produced from a defined area within the Tetlin Lease and (ii) transferred to Royal Gold the additional 1% net smelter returns royalty that it had retained on the Alaska State mining properties which were transferred to Contango Minerals, all subject to the terms of the JV Royalty Agreement.

The Company will be required to fund any royalty payments the Peak Gold JV is obligated to make to Royal Gold under the JV Royalty Agreement in proportion to its membership interests in the Peak Gold JV. The Company’s proportionate share of the additional royalty granted to Royal Gold pursuant to the JV Royalty Agreement has been partially offset by a cash payment of $1.2 million to the Company, designated as a prepayment by Kinross of the Company’s estimated proportionate share of the additional silver royalty, in proportion to Company’s membership interest in the Peak Gold JV after the consummation of the transactions described above.

Immediately prior to the consummation of the transactions, Royal Gold held 809,744 shares of Common Stock, representing approximately 11.9% of the issued and outstanding shares of Common Stock immediately prior to the transactions. On September 30, 2020, Royal Gold filed with the SEC an Amendment no. 5 to its statement on Schedule 13D, reporting ownership of 0 shares of Common Stock.

Amended and Restated Management Services Agreement

On December 11, 2020, the Company entered into a Second Amended and Restated Management Services Agreement (the “MSA”) with JEX, which amends and restates the Amended and Restated Management Services Agreement between the Company and JEX dated as of November 20, 2019. Pursuant to the MSA, JEX will continue, subject to direction of the Board, to provide certain facilities, equipment and services used in the conduct of the business and affairs of the Company and management of its membership interest in the Peak Gold JV.  Pursuant to the MSA, JEX will provide to the Company office space and office equipment, and certain related services. The MSA will be effective for one year beginning December 1, 2020 and will renew automatically on a monthly basis as of December 1, 2021 unless terminated upon ninety days’ prior notice by either the Company or JEX. Pursuant to the MSA, the Company will pay to JEX a monthly fee of $10,000, which includes an allocation of approximately $6,900 for office space and equipment.   JEX will also be reimbursed for its reasonable and necessary costs and expenses of third parties incurred for the Company.

Related Person Transaction Policies and Procedures

The Company has instituted written policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated. The Audit Committee of the Company has reviewed and approved all agreements and arrangements described above in “Certain Relationships and Related Transactions.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board, which met four times during the fiscal year ended June 30, 2021. The Audit Committee consists of three members, Joseph S. Compofelice (Chairman), Joseph G. Greenberg, and Richard A. Shortz each of which is independent as defined in the listing standards of the NYSE American. The Board has designated Mr. Compofelice as the “audit committee financial expert” as defined by SEC rules. The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of the Company’s outside auditors.

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board. The Audit Committee’s specific responsibilities are set forth in its charter, as amended.

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheet as of June 30, 2021 and consolidated statements of income, cash flows and stockholders’ equity for the year ended June 30, 2021 with the Company’s management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received and reviewed the written disclosures and the letter from Moss Adams LLP required by the applicable requirements of the PCAOB regarding Moss Adams LLP’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Joseph S. Compofelice, Chairman
Joseph G. Greenberg
Richard A. Shortz

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2022

Proposals of stockholders, including candidates proposed by nomination, intended to be presented at next year’s annual meeting of stockholders must be received by Leah Gaines at Contango ORE, Inc.’s principal office located at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098 no later than June 10, 2022. If the date of the annual meeting for 2022 is moved by more than 30 days from the first anniversary of this year’s Annual Meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before the Company begins to print and mail the Proxy Statement for the 2022 annual meeting.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company advises stockholders that, until further notice, notice of a stockholder-sponsored proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement) shall be submitted no earlier than  August 12, 2022 and no later than  September 12, 2022, after which time such proposal will be considered untimely under the SEC’s proxy rules.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a stockholder may submit a written request to Leah Gaines, Contango ORE, Inc., 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, telephone number (713) 877-1311.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Contango ORE, Inc., who files electronically with the SEC. The address of that site is www.sec.gov.

 Investors may also consult our website for more information about us. Our website is www.contangoore.com. Information included on this website is not incorporated by reference into this proxy statement.

 The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement.

 This proxy statement incorporates by reference the Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on August 31, 2021. This documents contain important information about us, our financial condition and other matters.

 In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of our meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

By order of the Board of Directors,

/s/ Brad Juneau
Brad Juneau
Executive Chairman and Director

CONTANGO ORE
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

	For	Against	Abstain
01 - Brad Juneau	☐	☐	☐
02 - Rick Van Nieuwenhuyse	☐	☐	☐
03 - Joseph S. Compofelice	☐	☐	☐
04 - Richard A. Shortz	☐	☐	☐
05 - Joseph G. Greenberg	☐	☐	☐

5. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting of any adjournment of the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T
1 U P X 5 1 6 5 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03IUOD

The 2021 Annual Meeting of Shareholders of Contango ORE, Inc. will be held on November 11, 2021 at 11:00 AM CT, virtually via the Internet at https://meetnow.global/MZJUMJX.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.contangoore.com

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CTGO

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Contango ORE, Inc.

+

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – to shareholders as of Record Date, September 27, 2021

Rick Van Nieuwenhuyse and Brad Juneau, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Contango ORE, Inc. to be held on November 11, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2-4.

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

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CONTANGO ORE
GOLD SILVER COPPER

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 4.

1. Election of Directors:

	For	Against	Abstain
01 - Brad Juneau	☐	☐	☐
02 - Rick Van Nieuwenhuyse	☐	☐	☐
03 - Joseph S. Compofelice	☐	☐	☐
04 - Richard A. Shortz	☐	☐	☐
05 - Joseph G. Greenberg	☐	☐	☐

5. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting of any adjournment of the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 5 1 6 5 0 1

C31UPD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Contango ORE, Inc.

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — to shareholders as of Record Date, September 27, 2021

Rick Van Nieuwenhuyse and Brad Juneau, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Contango ORE, Inc. to be held on November 11, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2-4.

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)